UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2007

                                NovaMed, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois		60611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On December 13, 2007, NovaMed, Inc. (the “Company”) entered into a Third Amendment and Consent to Credit Agreement (the “Third Amendment”) with National City Bank, as agent and lender, LaSalle Bank National Association, as documentation agent and lender, and Associated Bank, N.A., Charter One Bank and JPMorgan Chase Bank, National Association as the other participating lenders that have executed the Third Amendment. The Third Amendment amended the terms of the Sixth Amended and Restated Credit Agreement dated as of February 7, 2007, as amended (the “Credit Facility”), among the same parties to the Third Amendment, as well as BMO Capital Markets Financing, Inc. and the Northern Trust Company. Under the terms of the Credit Facility, the Company’s subsidiaries are limited in their ability to procure bank financing outside of the Credit Facility. One of the Company’s subsidiaries, NovaMed Surgery Center of Altamonte Springs, LLC, is planning to relocate its ambulatory surgery center and is pursuing its own bank financing to fund this project. The Third Amendment sets forth the lenders’ consent to this transaction as well as modifications to various definitions and financial covenants to enable NovaMed Surgery Center of Altamonte Springs, LLC to procure this financing outside of the Credit Facility.

The Third Amendment also sets forth the lenders’ consent to the sale or closure of three of the Company’s ambulatory surgery centers, as described in more detail in Section 2 below.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which is filed herewith as Exhibit 10.57 and is incorporated herein by reference.

Section 2 - Financial Information

Item 2.05 - Costs Associated with Exit or Disposal Activities

On December 12, 2007, the Board of Directors of the Company approved a plan to close or sell three ambulatory surgery centers located in Laredo, Texas, Thibodaux, Louisiana and Columbus, Georgia. These centers together represented approximately two percent of the Company’s total net revenue and an after-tax loss of just over $0.01 per share for the nine months ended September 30, 2007. The Company owns 96% of the Laredo, Texas facility, 70% of the Thibodaux, Louisiana facility, and 71.5% of the Columbus, Georgia facility. The Board determined to close or sell two of these ambulatory surgery centers due to their continued unprofitability. The third ambulatory surgery center is located in Thibodaux, Louisiana and its only surgeon is planning to retire shortly. The decision to close or sell this facility was based on the facility’s competitive position in the market, limited growth potential, and the lack of a succession plan for the surgeon in this rural area.

The Company will seek potential buyers for its equity interests in these facilities. If the Company is unable to sell its equity interests in any or all of these facilities, then the Company will work with its remaining partners in the facility to cease operations and liquidate its assets. The expected completion date of this plan cannot be reasonably estimated at this time.

In connection with these closures or sales, the Company expects to record an after-tax loss in the range of $11.5 million to $12.5 million in the fourth quarter of 2007, which represents the difference between the net book value of these businesses and the estimated sales prices, if any. The Company also expects to incur additional costs associated with these disposal activities including, without limitation, lease termination costs, early contract termination costs and employee severance costs. The Company estimates that these costs will not exceed $500,000.

The results of these businesses, and the expected after-tax losses generated by this plan, will be reported in discontinued operations beginning in the fourth quarter of 2007. These three centers generated, in the aggregate, net after-tax losses of approximately $270,000 for the nine months ended September 30, 2007.

The Company also owns a 25% interest in an ambulatory surgery center located in Fort Lauderdale, Florida. The Company has exercised its right to sell this 25% interest to its physician-partner who owns the remaining 75% interest. The sale of this interest has taken longer than anticipated and the Company is uncertain of its return on sale. Accordingly, the Company expects to record an after-tax loss in continuing operations of up to approximately $1.0 million in the fourth quarter of 2007. This center generated an after-tax loss of $35,000 for the nine months ended September 30, 2007.

Item 2.06 Material Impairments

The information discussed above in Item 2.05 is hereby incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title

10.57	Third Amendment and Consent to Credit Agreement dated as of December 13, 2007, by and among NovaMed, Inc., National City Bank, as agent, and the other lenders thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: December 13, 2007	By:	/s/ Scott T. Macomber
Scott T. Macomber
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Title

10.57	Third Amendment and Consent to Credit Agreement dated as of December 13, 2007, by and among NovaMed, Inc., National City Bank, as agent, and the other lenders thereto